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                                                                   Exhibit 10(B)
                         SEVERANCE AND RELEASE AGREEMENT

PARTIES

      The parties to this Severance and Release Agreement ("Agreement") are Sierra Pacific Resources and its affiliates, Nevada Power Company and Sierra Pacific Power Company (collectively referred to as "Company"), and William E. Peterson ("Employee").

RECITALS

      a. Employee currently holds the positions of Senior Vice-President, General Counsel and Corporate Secretary with Company. This Agreement is not based upon any change in control or in the ownership of a substantial portion of the Company's assets.

      b. Employee has had access to Confidential Information, as hereinafter defined. Employee has occupied a position of trust and confidence with respect to such Confidential Information.

      c. Employee and Company desire to terminate the employment relationship presently existing between them and to enter into an independent contractor attorney client relationship on terms and conditions as hereinafter set forth.

      d. This Agreement provides Employee and Company with rights and benefits that exceed the rights and benefits contained in the existing Employment Agreement (as defined below) and is adequate consideration for this Agreement.

TERMS OF AGREEMENT

1.    DEFINED TERMS

      1.1 "Competing Organization" means persons or organizations, including Employee, engaged in, or who may become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product or Service.

      1.2 "Competing Products or Services" means products, processes, or services of any person or organization, other than Company, in existence or under development, which are substantially the same as or which compete with the products, processes, or services being developed, manufactured, or sold by Company during the time of Employee's employment with Company, including, but not limited to,
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            products, processes and services related to the generation, transmission, or distribution of electric energy and/or the buying, selling, scheduling of electric energy or capacity, or any risk management activities associated therewith.

      1.3 "Restricted Area" means the State of Nevada and the service territories of the Company.

      1.4 "Confidential Information" means any plan, specification, pattern, procedure, profile, design, device, list, compilation, data, or information relating to the present or planned business of Company which has not been released publicly by authorized representatives of Company, or which is not common to industry practice, including, but not limited to trade secrets as defined in NRS 600A.010, et seq. Confidential Information may include inventions; marketing and sales plans or programs; customer and supplier information; financial data; purchasing, pricing, or supply information; product engineering information; technological know-how; designs, plans or specifications regarding products and materials; manufacturing processes and techniques; regulatory approval strategies; computer programs, data, formulae and compositions; service techniques and protocols; and new product strategies, plans and designs. Confidential Information also includes information that if disclosed, could negatively affect the Company's reputation and it's relationship with business, governmental agencies and customers. Confidential Information includes all information received by Company under an obligation of confidentiality to a third party.

      1.5 "Employment Agreement" means all previous agreements, express or implied, between Company and Employee, including change in control or letter agreements.

      1.6   "STIP" means short-term cash incentive payment.

      1.7   "SERP" means Supplemental Executive Retirement Plan.

2.    TERMINATION OF PRESENT EMPLOYMENT

      2.1 Employee agrees to forego retirement at the present time and remain with Company and discharge each and every of his present duties and responsibilities until such time as Company finds a replacement satisfactory to Company or February 1, 2003, whichever date occurs sooner ("Termination Date").

      2.2 Until the Termination Date, Employee shall receive the compensation and benefits to which he is presently entitled or may become entitled


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            without change or alteration. Any accrued and unused Paid Time Off will be included in Employee's final paycheck.

3.    SERVICES AS INDEPENDENT CONTRACTOR

      3.1 After the Termination Date, Company will retain Employee as outside counsel. Employee shall be entitled to compensation as follows:

            3.1.1 Employee shall perform legal and other services for Company as directed by managerial level employees of Company for the first twelve months following the Termination Date ("First Twelve Month Period") in an amount not less than 1000 hours at an hourly rate of $300.00 per hour (exclusive of actual costs). This provision shall be subject to satisfactory and timely performance by Employee within accepted standards of professional practice.

            3.1.2 Employee shall perform legal and or other services for Company as directed by managerial level employees of Company for the twelve-month period following the First Twelve-Month Period ("Second Twelve-Month Period") in an amount not less than 1000 hours at an hourly rate of $325.00 per hour (exclusive of actual costs). This provision shall be subject to satisfactory and timely performance by Employee within accepted standards of professional practice.

            3.1.3 Employee shall perform legal and or other services for Company as directed by managerial level employees of Company for the twelve-month period following the Second Twelve-Month Period ("Third Twelve-Month Period") in an amount not less than 1000 hours at an hourly rate of $350.00 per hour (exclusive of actual costs). This provision shall be subject to satisfactory and timely performance by Employee within accepted standards of professional practice.

            3.1.4 Billings shall occur monthly and payment shall be made 30 days after billing.

            3.1.5 Hours above 1000 hours for the First Twelve Month Period shall not be credited against the 1000 minimum hours for the Second or Third Twelve-Month Periods and hours above the minimum for the Second Twelve-Month Period shall not be credited against the 1,000 minimum hours for the Third Twelve-Month Period. Should the minimum hours not be billed after the First Twelve-Month Period or the Second Twelve-Month Period or the Third Twelve-Month Period, then Employee shall remit a bill for the full amount of any deficiency in the first month following


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                  the end of the First and Second or Third Twelve-Month Periods,
                  respectively.

4.    BENEFITS TO EMPLOYEE

      Commencing on the Termination Date, Employee shall be entitled to the following benefits:

      4.1 Employee shall be entitled to whatever qualified pension benefits Employee may be entitled under the terms and conditions of the existing qualified retirement plan without change, modification or enhancement.

      4.2 Employee shall be entitled to withdraw in a lump sum and be paid within 30 days of the Termination Date all nonqualified retirement benefits to which he may be entitled calculated in accordance with the existing terms and conditions of said unqualified plans but altered, changed and or modified so as to treat Employee for purposes of said calculations as though Employee were 62 years of age on the day prior to the Termination Date and as though Employee had completed 10 years of actual service with respect to all such plans and also with respect to his existing Employment Contract which provides Employee with one and one half year of service credit for each year of actual service performed for the first ten years of service.

      4.3 Employee shall be entitled to whatever health and welfare benefits, including, but not limited to, medical, prescriptive drugs, dental, vision and EAP benefits, are available to retirees at Employee's age and their dependents, and on the same terms and conditions except that such benefits shall be calculated and made available without any actuarial deduction or other penalty resulting from having retired before age 65 or age 62, and, in addition, had completed ten years of actual service with respect to all of such plans as well as with respect to the extra credit earned under his existing Employment Contract which gives Employee one and one-half year of service for each year of service performed for the first ten years of employment.

      4.4 If ever in the future any of the Company's existing, retired, or separated officers are paid a STIP for the year 2000 ("2000 STIP") then the Employee shall be paid the 2000 STIP at the same time and in the form and manner paid to the other officer recipient(s). The 2000 STIP shall be subject to withholding, deductions, assessments, and taxes, if applicable. If ever any of the Company's existing, retired or separated officers are paid a STIP for the year 2001 ("2001 STIP"), then the Employee shall be paid the 2001 STIP at the same time and in the


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            form and manner paid to the other officer recipients(s). The 2001
            STIP shall be subject to withholding, deductions, assessments, and taxes, if applicable. If ever any of the Company's existing, retired or separated officers are paid a STIP for the year 2002 ("2002 STIP"), then the Employee shall be paid a prorated portion of the 2002 STIP at the same time and in the form and manner paid to the other officer recipient(s). Employee's prorated portion of the 2002 STIP shall be calculated by dividing the actual number of hours worked by Employee during 2002 (1/1/02 through Termination Date) by 2080, and Employee shall be entitled to receive the resulting percentage of the 2002 STIP. The 2002 STIP shall be subject to withholding, deductions, assessments, and taxes, if applicable.

      4.5 Employee shall be entitled to withdraw all accumulated deferred compensation under the terms and conditions of the existing deferred compensation plan except that, on the Termination Date, Company agrees that Employee shall be deemed and considered a terminated employee and shall have the right to withdraw such compensation.

      4.6 Employee is covered under Supplemental Executive Life insurance. Employee shall continue to be covered under such insurance until July 31, 2003, with all premiums paid by Company until July 31, 2003, at which time Employee shall have the option of converting such insurance in strict accordance with the terms of such policy and paying any and all premiums due thereon as required by any SERP, restoration, life insurance, or other plan maintained by Company as though employee had completed 10 years of service under his Employment Contract at age 55.

5.    CONFIDENTIALITY

      5.1 Employee shall preserve as confidential all Confidential Information. Employee shall not use Confidential Information for the benefit of Employee or any third party. Employee shall not disclose to others any Confidential Information or any copy or notes made from any Item embodying Confidential Information. If Employee is required to disclose Confidential Information pursuant to a valid order of a court or other governmental entity or any political subdivision thereof; then Employee shall first give notice to Company so that Company shall have a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Confidential Information and/or documents so disclosed be used only for the purposes for which the order was issued. The confidentiality provisions herein shall expire 36 months from the date of this agreement.


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6.    NON-COMPETITION

      6.1 Without express consent of the Company's CEO for a period of one year after Employee's Termination Date or last serving as outside counsel under the terms and provisions of this Agreement and as otherwise governed by applicable rules of professional conduct, Employee shall not, directly or indirectly, assist, provide services or consultation to, enter into, engage in or acquire any ownership interest in, or become employed by or associated with, any Competing Organization doing business or seeking to commence doing business in the Restricted Area. This includes, but is not limited to, services rendered to such Competing Organization in an executive, managerial, administrative, legal or consulting capacity in connection with Competing Products or Services in support of actual competition in geographic areas other than where the services are performed and thus may fall within the prohibition of the Agreement, regardless of where such services physically are rendered. This limitation includes, but is not limited to, any contact or solicitation, either for Employee's benefit or for the benefit of any other person or entity, and Employee will not in any manner assist any person or entity in making any such contact or solicitation.

      6.2 Employee shall not solicit any employee of Company to terminate his or her employment or relationship with Company or to perform any service for employee or for any Competing Organization.

      6.3 Employee agrees that the restrictions set forth in paragraphs 6.1 and are fair and reasonable and are reasonably required for the protection of the interests of the Company and compliance with those provisions will not cause Employee undue hardship nor unreasonably interfere with Employee's ability to earn a livelihood.

7.    RELEASE

      7.1 Except for rights and benefits under any existing or future insurance policy of Company and/or Employee and rights of indemnification under any such policies or rights of indemnification under the articles or by-laws of Company or under statutory or common law, or under any agreement, and/or any claims for benefits reserved under this Agreement or claims arising under any breach of this Agreement, all of which are expressly reserved, Employee hereby waives and releases Company and its officers, directors, agents, and employees (collectively referred to as "Company Agents") from any claims, rights, contracts or causes of action existing or accrued as of the effective date of this Agreement that Employee may have against Company or Company Agents (collectively referred to as "Claims") which arise out


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            of or are related to Employee's employment with Company
            (collectively referred to as "Release") or the termination of the Employment Agreement. This Release includes, but is not limited to, the following:

            7.1.1 Claims which are known or unknown as of the effective date of this Agreement;

            7.1.2 Claims which arise under any state or federal laws, including, but not limited to, the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the effective date of this Agreement; and

            7.1.3 Claims based upon any contract of employment, including but not limited to, the Change in Control Agreement, except as set forth herein.

      7.2 Employee shall not commence any action against Company or Company Agents in violation of this Release.

      7.3 Employee does not waive any Claim which arises after the effective date of this Agreement.

      7.4   Employee further expressly acknowledges and agrees that:

            7.4.1 Employee has been advised to consult with an attorney before signing this Agreement;

            7.4.2 This Agreement is being offered only to Employee at this time.

            7.4.3 Employee was given a copy of the Agreement on or about August
                  __, 2002. Employee was informed that Employee had 21 days within which to consider the Agreement. If Employee fails to execute this Agreement within said 21-day period, then the terms and conditions contained in this Agreement are automatically withdrawn without further action or notice by Company.

            7.4.4 Employee was informed and understands that Employee has seven days following the date Employee executes this Agreement in which to revoke this Agreement. Any revocation of the Agreement must be in writing and delivered to the Vice President of Human Resources of Company during the revocation period. This Agreement will become effective and enforceable seven days following execution by Employee, unless it is revoked during the seven-day period.


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8.    MISCELLANEOUS PROVISIONS

      8.1. Confidentiality of Agreement: Unless and until the terms of this Agreement, and the amount of any payment eligible to be paid or actually paid under this Agreement, are disclosed in writing to the public by Company pursuant to any applicable legal duty to disclose such information, it shall be a condition of eligibility to receive or retain any payment pursuant to this Agreement that Employee hold the terms of this Agreement and the amount of any payment hereunder in strict confidence. Employee may disclose such information on a confidential basis to Employee's family and to any financial counselor, tax advisor or legal counsel retained by Employee.

      8.2 Assignment by Company: The obligations of Company hereunder shall be the obligations of any and all successors and assigns of Company. Company may assign this Agreement without Employee's consent to any affiliate or subsidiary of Company, provided that such assignment does not relieve the Company's obligations hereunder. Company may assign this Agreement without Employee's consent to any company that acquires all or substantially all of the stock or assets of Company, or into which or with which Company is merged or consolidated. The Employee may not assign the Agreement, and no person other than Employee or Employee's estate may enforce the rights of Employee under this Agreement.

      8.3 Waiver: The waiver by Employee or Company of a violation or breach respectively by Company or by Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent violation or breach.

      8.4 Severability: The provisions of this Agreement shall be severable, and in the event that any portion or provision of it is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. In the event that any restriction set forth in this Agreement shall be declared by a court of competent jurisdiction to exceed the maximum restriction such court deems reasonable and enforceable, the restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction hereunder.

      8.5 Review of Agreement: Employee acknowledges that Employee had sufficient opportunity to review this Agreement with an attorney or, if Employee did not do so, it is because Employee read and understood this Agreement and did not believe that legal advice was necessary.


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            Employee agrees that any restrictions contained in this Agreement are fair and appropriate under the circumstances.

      8.6 Dispute Resolution: Any dispute between the parties which is covered by, arises out of, or is based upon this Agreement shall be settled by final and binding arbitration. Any award or determination rendered by the arbitrator may be entered as a judgment in any court having jurisdiction thereof. The arbitration is subject to the following:

            8.6.1 The arbitration shall be administered by the American
                  Arbitration Association ("AAA") in accordance with its Employment Dispute Resolution Rules ("Rules") in effect at the time of the arbitration.

            8.6.2 The arbitration shall be heard by one neutral arbitrator. The arbitrator shall be an attorney admitted to the practice of law in at least one state.

            8.6.3 The arbitrator shall have the authority to award any remedy or relief that a state or federal court having jurisdiction over the persons and subject matter is authorized to grant.

            8.6.4 The Company shall pay all of the costs and/or fees charged by
                  AAA and the arbitrator. The arbitrator shall have the authority to award attorney's fees and costs pursuant to sub-section 8.6.3 above.

      8.7 Jurisdiction: This Agreement shall be construed under the laws of the State of Nevada except where Federal laws are applicable. Venue for any arbitration or action to enforce the arbitration provisions of this Agreement shall be in the State of Nevada.

      8.8 Effective Date: This Agreement will become effective and enforceable seven days following execution by Employee, unless it is revoked during the seven-day period in accordance with the provisions of
            7.4.4 above.

      8.9 Final Agreement: This Agreement supercedes all prior understandings, statements or agreements concerning the subject matter of this Agreement, including the Employment Agreement or Change in Control Agreement. Any amendment to this Agreement shall be in writing and signed by both parties. This Agreement contains all of the terms and conditions agreed upon by the parties. There are no understandings or agreements which conflict or modify the terms of this Agreement. Company has made no representations or promises upon which Employee relies in signing this Agreement except the


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            terms set forth herein. Company has made no representations upon which Employee relies concerning the tax characteristics or status of the benefits described in this Agreement.

      8.10 Cooperation. Company and Employee agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement

      8.11 Binding Obligation. Company represents and warrants to Employee that Company has taken all requisite corporate action to approve this Agreement and that this Agreement constitutes a valid, binding and enforceable obligation of the Company.

COMPANY                                   WILLIAM E. PETERSON



By:___________________________            _____________________________

Date:  September ____, 2002               Date:  September  ____, 2002


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